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400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

AND DECLARES DIVIDEND

New Brunswick, New Jersey, April 23, 2026 – Magyar Bancorp (NASDAQ: MGYR) (“Company”), parent company of Magyar Bank, reported today the results of its operations for the three and six months ended March 31, 2026.

The Company reported a 13% increase in its net income for the three months ended March 31, 2026, to $3.0 million compared with net income of $2.7 million for the three months ended March 31, 2025. Net income for the six months ended March 31, 2026 increased 29% to $6.2 million compared with net income of $4.8 million for the six months ended March 31, 2025.

Basic and diluted earnings per share were $0.49 and $0.48, respectively, for the three months ended March 31, 2026 compared with $0.43 in basic and diluted earnings per share for the three months ended March 31, 2025. Basic and diluted earnings per share were $0.99 and $0.98, respectively, for the six months ended March 31, 2026 compared with $0.77 and $0.76, respectively, for the six months ended March 31, 2025.

The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.10 per share, which will be paid on May 21, 2026 to stockholders of record as of May 7, 2026.

“We are very pleased to continue to produce double digit growth in earnings, reporting a 13% increase in net income for the quarter ended March 31, 2026”, stated John Fitzgerald, President and Chief Executive Officer of Magyar Bancorp.  “Our net interest margin expanded 35 basis points compared to the same period last year on the strength of strong loan growth with continued emphasis on strong credit underwriting. We expect this trend to continue, positioning Magyar to navigate the current market volatility and produce solid results during the second half of our fiscal year.”

Results of Operations for the Three Months Ended March 31, 2026

Net income increased $349 thousand, or 13.0%, to $3.0 million during the three months ended March 31, 2026 compared with $2.7 million during the three months ended March 31, 2025, due to higher net interest income, partially offset by higher provisions for credit loss, lower non-interest income and higher other expenses.

The Company’s net interest and dividend income increased $1.4 million, or 17.2%, to $9.2 million for the three months ended March 31, 2026 from the three months ended March 31, 2025. The increase was attributable to a 35-basis point increase in the Company’s net interest margin to 3.66% for the three months ended March 31, 2026 from 3.31% for the three months ended March 31, 2025, as well as a $56.6 million increase in the average balance of interest-earning assets between the periods.

Interest and dividend income increased $1.4 million, or 10.6%, to $14.9 million for the three months ended March 31, 2026 compared with $13.5 million for the three months ended March 31, 2025. The increase was attributable to a 25-basis point increase in the yield on interest earning assets to 5.93% for the three months ended March 31, 2026 from 5.68% for the three months ended March 31, 2025, as well as a $65.3 million, or 8.1%, increase in the average balance of net loans receivable between the periods.

Interest expense increased $73 thousand, or 1.3%, to $5.7 million for the three months ended March 31, 2026 from $5.6 million for the three months ended March 31, 2025. A $36.3 million, or 4.8%, increase in the average balance of interest-bearing liabilities was almost entirely offset by a 10-basis point reduction in the cost of such liabilities to 2.92% for the three months ended March 31, 2026 compared with 3.02% for the three months ended March 31, 2025.

The Company recorded provisions for credit losses totaling $256 thousand for the three months ended March 31, 2026 compared with a net recovery for credit losses totaling $30 thousand for the three months ended March 31, 2025. The higher provision for credit losses resulted from higher commercial real estate and construction loan balances, which generally require higher provisions for credit loss, that more than offset contraction in the Company’s residential mortgage loan portfolio. The Company recorded $3 thousand in net loan recoveries during the three months ended March 31, 2026 compared with $5 thousand in net loan recoveries during the three months ended March 31, 2025.

Other income decreased $411 thousand, or 32.4%, to $857 thousand during the three months ended March 31, 2026 compared with $1.3 million for the three months ended March 31, 2025. The decrease was primarily due to lower gains from the sale of Small Business Administration 7(a) loans, which decreased $343 thousand to $269 thousand for the three months ended March 31, 2026 from $612 thousand for the three months ended March 31, 2025. In addition, the Company’s service charge income declined by $93 thousand between periods from lower commercial loan prepayment charges and late charges on loans.

Other expenses increased $165 thousand, or 3.1%, to $5.6 million during the three months ended March 31, 2026 compared with $5.4 million for the three months ended March 31, 2025. The increase was primarily attributable to higher compensation and benefit expense, which increased $137 thousand, or 4.2%, to $3.4 million, due to higher medical benefits and incentive accruals as well as annual merit increases.

The Company recorded tax expense of $1.2 million on pre-tax income of $4.3 million for the three months ended March 31, 2026, compared with $1.1 million on pre-tax income of $3.8 million for the three months ended March 31, 2025. The Company’s effective tax rate for the three months ended March 31, 2026 and 2025 was 29.0%.

Results from Operations for the Six Months Ended March 31, 2026

Net income increased $1.4 million, or 29.4%, to $6.2 million during the six months ended March 31, 2026 compared with $4.8 million for the six-month period ended March 31, 2025 due to higher net interest income, partially offset by higher provisions for credit losses, lower other income, and higher other expenses.

The Company’s net interest and dividend income increased $2.8 million, or 18.1%, to $18.1 million for the six months ended March 31, 2026 from $15.3 million for the six months ended March 31, 2025. The increase was attributable to a $59.5 million, or 6.3%, increase in the average balance of interest earning assets between the periods as well as a 36-basis point increase in the Company’s net interest margin to 3.63% for the six months ended March 31, 2026 from 3.27% for the six months ended March 31, 2025.

Interest and dividend income increased $3.1 million, or 11.7%, to $29.5 million for the six months ended March 31, 2026 from $26.4 million for the six months ended March 31, 2025. The increase was attributable to a 28-basis point increase in the yield on interest earning assets to 5.92% for the six months ended March 31, 2026 from 5.64% for the six months ended March 31, 2025, as well as a $67.9 million, or 8.5%, increase in the average balance of net loans receivable.

Interest expense increased $313 thousand, or 2.8%, to $11.4 million for the six months ended March 31, 2026 from $11.1 million for the six months ended March 31, 2025. A $44.8 million, or 6.1%, increase in the average balance of interest-bearing liabilities was partially offset by a 9 basis point reduction in the cost of such liabilities to 2.94% for the six months ended March 31, 2026 compared with 3.03% for the six months ended March 31, 2025.

The Company recorded provisions for credit losses totaling $280 thousand for the six months ended March 31, 2026 compared with provisions for credit losses totaling $71 thousand for the six months ended March 31, 2025. The higher provision for credit losses resulted from higher specific reserves on construction loans, partially offset by lower expected loss rates driven by improving economic conditions impacting residential and commercial real estate loans. The Company recorded $6 thousand in net loan recoveries during the six months ended March 31, 2026 compared with $108 thousand in net loan recoveries during the six months ended March 31, 2025.

Other income decreased $606 thousand, or 27.2%, to $1.6 million during the six months ended March 31, 2026 compared with $2.2 million for the six months ended March 31, 2025. The decrease was due to lower gains from the sale of Small Business Administration 7(a) loans and other real estate owned, which decreased $321 thousand and $237 thousand, respectively. In addition, the Company’s service charge income declined by $84 thousand between periods from lower commercial loan prepayment charges and late charges on loans.

Other expenses increased $76 thousand, or 0.7%, to $10.9 million during the six months ended March 31, 2026 compared with $10.8 million for the six months ended March 31, 2025. The increase was primarily attributable to higher compensation and benefit expense, which increased $225 thousand, or 3.6%, to $6.5 million, due to higher medical benefits and incentive accruals as well as annual merit increases.

The Company recorded tax expense of $2.4 million on pre-tax income of $8.5 million for the six months ended March 31, 2026, compared with $1.9 million on pre-tax income of $6.7 million for the six months ended March 31, 2025. The Company’s effective tax rate for the six months ended March 31, 2026 was 27.8% compared with 28.5% for the six months ended March 31, 2025.

Balance Sheet Comparison

Total assets increased $70.7 million, or 7.1%, to $1.068 billion at March 31, 2026 from $997.7 million at September 30, 2025. The increase was attributable to higher balances of interest-earning deposits with banks and loans receivable.

Total cash and cash equivalent deposits increased $40.6 million, or 572.4% to $47.6 million at March 31, 2026 from $7.1 million at September 30, 2025 resulting from net deposit inflows during the six months ended March 31, 2026.

At March 31, 2026, investment securities totaled $99.2 million, reflecting an increase of $10.7 million, or 12.1%, from September 30, 2025. The increase resulted from purchases of mortgage-backed securities totaling $14.5 million, partially offset by payments from mortgage-backed securities totaling $3.8 million during the six months ended March 31, 2026. There were no credit losses recorded for the Company’s investment securities during the six months ended March 31, 2026 and March 31, 2025.

Total loans receivable increased $21.0 million, or 2.4%, to $879.9 million at March 31, 2026 from $858.9 million at September 30, 2025. The increase in total loans receivable occurred in commercial real estate loans, which increased $24.6 million, and in construction and land loans, which increased $6.4 million. Partially offsetting these increases were one-to four-family residential real estate loans (including home equity lines of credit), which decreased $9.5 million, commercial business loans, which decreased $170 thousand and other loans, which decreased $277 thousand.

Total non-performing loans decreased $157 thousand, or 34.8%, to $294 thousand at March 31, 2026 from $451 thousand at September 30, 2025. The ratio of non-performing loans to total loans decreased to 0.03% at March 31, 2026 from 0.05% at September 30, 2025.

The allowance for credit losses increased $249 thousand to $8.6 million, or 0.98% of total loans receivable, during the six months ended March 31, 2026. The Company’s allowance for on-balance sheet credit losses increased to $8.6 million at March 31, 2026 from $8.4 million at September 30, 2025 while its reserve for off-balance sheet commitments increased to $235 thousand at March 31, 2026 from $198 thousand at September 30, 2025.

Total deposits increased $64.1 million, or 7.9%, to $878.4 million at March 31, 2026 compared with $814.3 million at September 30, 2025. The inflow in deposits occurred in certificates of deposit (including individual retirement accounts), which increased $28.1 million, or 13.4%, to $238.0 million, in non-interest bearing checking accounts, which increased $16.5 million, or 14.1%, to $133.7 million, in money market accounts, which increased $8.9 million, or 3.3%, to $277.8 million, in interest-bearing checking accounts, which increased $7.8 million, or 4.8%, to $171.6 million, and in savings accounts, which increased $2.8 million, or 5.2%, to $57.3 million.

The Company’s book value per share increased to $19.19 at March 31, 2026 from $18.34 at September 30, 2025. The increase was due to the Company’s results from operations, partially offset by $0.18 in dividends paid and 10,925 shares repurchased during the six months ended March 31, 2026 at an average share price of $17.47.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Magyar operates seven branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Martinsville, and Edison (2). Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, the imposition of tariffs or other domestic or international governmental policies, acts of domestic or international hostilities, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of non-performing loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

 (Dollars In Thousands, Except for Per-Share Amounts)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2026	2025	2026	2025

Income Statement Data:
Interest and dividend income	$14,953	$13,524	$29,511	$26,428
Interest expense	5,721	5,648	11,421	11,108
Net interest and dividend income	9,232	7,876	18,090	15,320
Provision (recovery) for credit losses	256	(30)	280	71
Net interest and dividend income after
provision (recovery) for credit losses	8,976	7,906	17,810	15,249
Other income	857	1,268	1,619	2,225
Other expense	5,565	5,398	10,885	10,809
Income before income tax expense	4,268	3,776	8,544	6,665
Income tax expense	1,238	1,095	2,378	1,900
Net income	$3,030	$2,681	$6,166	$4,765

Per Share Data:
Net income per share-basic	$0.49	$0.43	$0.99	$0.77
Net income per share-diluted	$0.48	$0.43	$0.98	$0.76
Book value per share, at period end	$19.19	$17.65	$19.19	$17.65

Selected Ratios (annualized):
Return on average assets	1.13%	1.05%	1.17%	0.96%
Return on average equity	9.97%	9.55%	9.88%	8.31%
Net interest margin	3.66%	3.31%	3.63%	3.27%

	March 31,	September 30,
	2026	2025
	(Dollars in Thousands)
Balance Sheet Data:
Assets	$1,068,398	$997,660
Loans receivable	878,219	857,353
Allowance for credit losses- loans	(8,599)	(8,350)
Investment securities - available for sale, at fair value	31,056	21,182
Investment securities - held to maturity, at cost	68,105	67,266
Deposits	878,438	814,307
Borrowings	49,054	49,054
Shareholders' Equity	124,156	118,842

Asset Quality Data:
Non-performing loans	$294	$451
Other real estate owned	—	2,167
Total non-performing assets	$294	$2,618
Allowance for credit losses to non-performing loans	NM*	NM*
Allowance for credit losses to total loans receivable	0.98%	0.97%
Non-performing loans to total loans receivable	0.03%	0.05%
Non-performing assets to total assets	0.03%	0.26%
Non-performing assets to total equity	0.24%	2.20%
* Not meaningful